Exhibit 10.1
March 11, 2021

PERSONAL & CONFIDENTIAL

Kevin Dotts
600 Bonaventure Avenue NE
Unit 9
Atlanta, GA 30306

Dear Kevin,

As we have previously discussed, your service with ModivCare Inc. (“Parent”) and ModivCare Solutions, LLC (“ModivCare”) and its affiliates as Chief Financial Officer ceased effective the close of business on February 26, 2021(the “Transition Date”). You will continue (subject to the terms and conditions of this letter agreement) as a full-time employee of ModivCare, in a non-officer role, until March 15, 2021 (the “Separation Date”), at which time your employment with Parent, ModivCare and its affiliates will cease. Provided that you execute this letter agreement and deliver it to me within twenty-one (21) calendar days of the date hereof, and do not revoke it with the 7-day revocation period below, ModivCare agrees to deem and describe your transition and separation from ModivCare as a termination by ModivCare without cause, subject in all respects to the terms and conditions set forth in this letter agreement.

Accordingly, this letter agreement confirms and evidences your rights and obligations in connection with and following the Separation Date.

1.Transition. Provided that you assist in the transition of your role to the successor Chief Financial Officer and provide such other services reasonably requested by the Company consistent therewith through the Separation Date, and satisfy the Payment Conditions (described below), you will remain entitled to (i) your current base salary and current benefit plan participation through the Separation Date, (ii) to receive the annual bonus earned for 2020 based on the Company’s actual performance and the terms of the Company’s 2020 Short-Term Incentive Plan in effect for 2020 (paid when annual bonuses are paid to executive officers generally) and (iii) continued vesting of your unvested equity awards in accordance with their existing terms through and including the Separation Date, including, for the avoidance of doubt, the vesting of the first tranche of the equity awards you were granted in September 2019.

2.Release. In consideration of the promises herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, you hereby fully and generally release, discharge and covenant not to sue or commence any legal action or arbitration against Parent, its current and former parents, subsidiaries (including ModivCare), divisions, limited partnerships, affiliated corporations, successors and assigns and their respective past and present directors, managers, officers, stockholders, members, partners, agents, employees, insurers, attorneys, and servants each in his, her or its capacity as such, and each of them, separately and collectively (collectively, “Releasees”), from any and all existing claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities, known or unknown, suspected or unsuspected, whether or not mature or ripe, that you ever had and now have against any Releasee, including, but not limited to, claims and causes of action arising out of or in any way related to your employment with or separation from ModivCare and its affiliates to any services performed for ModivCare or any of its affiliates, including Parent, to any status, term or condition in such employment, or to any physical or mental harm or distress from such employment or non-employment or claim to any hire, rehire or future employment of any kind by ModivCare or any of its affiliates, including Parent, all to the extent allowed by applicable law. This release of claims includes, but is not limited to, claims based on express or implied contract, compensation plans, covenants of good faith and fair dealing, wrongful discharge, claims for discrimination, harassment and retaliation, violation of public policy, tort or common law, whistleblower or retaliation claims; and claims for additional compensation or damages or attorneys’ fees or claims under federal, state, and local laws, regulations and ordinances, including but not limited to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Georgia Fair Employment Practices Act, Georgia Equal Pay Act, the Worker Adjustment and Retraining Notification Act (“WARN”), or equivalent state WARN act, the Employee Retirement Income Security Act (“ERISA”), and the Sarbanes-Oxley Act of 2002. You understand that this release of claims includes a release of all known and unknown claims through the date hereof (the “Release Date”).

You further agree, promise and covenant that, to the maximum extent permitted by law, neither you, nor any person, organization or other entity acting on your behalf has filed or will file, charge, claim, sue, or cause or permit to be filed, charged or claimed, any action for damages or other relief (including injunctive, declaratory, monetary or other relief) against any of the Releasees involving any matter occurring in the past, or involving or based upon any claims, demands, causes of action, obligations, damages or liabilities, in each case, which are involving any matter occurring in the past, or involving or based upon any claims, demands, causes of action, obligations, damages or liabilities, in each case, which are subject to this release of claims. You represent that you are not aware of any fraud, wrongdoing or failure to comply with any applicable regulations or laws by ModivCare or any of its affiliates, including Parent, and you have not been retaliated against for reporting any allegations of fraud, wrongdoing or compliance failure. All Releasees shall be deemed to be third party beneficiaries of this Agreement to the same extent as if they were signatories hereto.

Except as provided in Section 1 and Section 3 hereof and for any unpaid salary that you have earned through the Separation Date (which will be paid to you on the next regularly scheduled payroll date), you hereby represent that you have been paid all compensation owed and for all hours worked, you have received all the leave and leave benefits and protections for which you are eligible, pursuant to the federal Family and Medical Leave Act, any applicable ModivCare or Parent policy or applicable law, and you have not suffered any on-the-job injury or illness for which you have not already filed a workers’ compensation claim.

Notwithstanding the foregoing, this release of claims will not prohibit you from filing a charge of discrimination with the National Labor Relations Board, the Equal Employment Opportunity Commission (“EEOC”) or an equivalent state civil rights agency, but you agree and understand that you are waiving your right to monetary compensation thereby if any such agency elects to pursue a claim on your behalf. Further, nothing in this release of claims shall be construed to waive any right that is not subject to waiver by private agreement under federal, state or local employment or other laws, such as claims for workers’ compensation or unemployment benefits or any claims that may arise after the Release Date. In addition, nothing in this release of claims will be construed to affect any of the following claims, all rights in respect of which are reserved and not released:
a.The payments and benefits payable under Section 1 and Section 3 of this letter agreement;
b.Reimbursement of unreimbursed business expenses properly incurred prior to the Separation Date in accordance with the policies of ModivCare;
c.Vested benefits under the general ModivCare employee benefit plans (other than severance pay or termination benefits, all rights to which are hereby waived and released) determined through the Separation Date;
d.Vested awards outstanding pursuant to the Company’s 2006 Long Term Incentive Plan;
e.Any claim for unemployment compensation or workers’ compensation administered by a state government to which you are presently or may become entitled; and
f.Indemnification as a former officer of ModivCare or Parent or inclusion as a beneficiary of any insurance policy related to your service in such capacity.

By executing this letter agreement, you hereby agree that you have had a reasonable period of time to review and consider the terms of this agreement. You acknowledge that you have been given the opportunity to consult with legal counsel, and you are signing this release of claims knowingly, voluntarily and with full understanding of its terms and effects, and you voluntarily accept the payments and benefits provided for in Section 1 above and Section 3 below for the purpose of making full and final settlement of all claims referred to in this letter agreement. You acknowledge that you would not be entitled to the separation benefits provided for in Section 3 below in the absence of signing and not revoking this letter agreement, that the separation benefits constitute a substantial economic benefit to you, and that they constitute good and valuable consideration for the various commitments undertaken by you in this letter agreement.

In addition, in consideration for the payments and benefits provided for in Section 1 above and Section 3 below you hereby forever give up, waive, discharge and release the Releasees from any and all claims pursuant to the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and the rules and regulations promulgated thereunder (the “ADEA”). In connection with this specific waiver of claims, you agree and acknowledge that you have had at least twenty-one (21) days to consider this ADEA release and if you sign this letter agreement earlier, you do so voluntarily, freely and without reservation. You further agree and acknowledge that you have seven (7) days after you sign this letter agreement to revoke your agreement to this letter agreement, in which case the agreement shall be null and void and you shall not be entitled to any payments or benefits hereunder. In order to revoke your agreement to this letter agreement, you must do so in writing delivered to ModivCare on or before 5:00 p.m. ET of the seventh (7th) day after the execution of this letter agreement. If your agreement to this letter agreement is not properly revoked within the seven (7)-day period, it shall become fully enforceable on the eighth (8th) day after you sign this letter agreement, without any affirmative act by either party. This ADEA waiver does not waive rights or claims that may arise after the date this letter agreement is executed by you.

Notwithstanding the foregoing, nothing in this letter agreement (including the release of claims): (i) prohibits you from providing truthful testimony or accurate information in connection with any investigation being conducted into the business or operations of ModivCare and its affiliates, including Parent, by any government agency or other regulator that is responsible for enforcing a law on behalf of the government or otherwise providing information to the appropriate government regulatory agency or body regarding conduct or action undertaken or omitted to be taken by any of them that you reasonably believe is illegal or in material non-compliance with any financial disclosure or other regulatory requirement applicable to them; (ii) requires you to obtain the approval of, or give prior notice to, ModivCare or any of its affiliates, or any of their employees or representatives to take any action permitted under the preceding clause; or (iii)  prevents you from receiving any whistleblower award. Nothing in this letter agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). 18 U.S.C. § 1833(b) provides that “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Accordingly, the parties to this letter agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

3.Severance. Provided that (i) you sign this letter agreement and send it back to me within the timing described above, (ii) you provide the transition services described in Section 1 hereof in good faith through the Separation Date, (iii) you sign a supplemental release of claims substantially similar to form attached as Exhibit A hereto within twenty-one (21) days of delivery of this letter agreement but not before the Separation Date, and (iv) both this letter agreement and the supplemental release become effective and irrevocable in accordance with their terms (clauses (i)-(iv), the “Payment Conditions”), ModivCare will pay you a lump sum amount equal to twelve (12) months of your current Base Salary, minus required tax and other withholdings. Further, the Company will fully-subsidize COBRA coverage for 12 months which will be paid directly by the Company to the carrier once you elect COBRA coverage. Should you decide to continue COBRA coverage after the expiration of the fully-subsidized period of time, you will need to pay the full premium plus any applicable administrative fee directly to the COBRA Administrator.

4.Following the Separation Date, you shall not be entitled to any further payments from ModivCare and its affiliates in respect of your employment, nor shall ModivCare and its affiliates have any further liability to you in respect thereof, except as expressly set forth in this Section 3 and in Section 1 above.

5.Return of Property. You hereby agree that, prior to the Separation Date, you shall return to ModivCare all property belonging to ModivCare or its affiliates, including, without limitation, all electronic devices, keys, documents, handwritten notes, notebooks, materials, records or other items in your possession or control belonging to ModivCare or its affiliates, including Parent, or that constitute confidential information provided to you or of which you became aware in your capacity as an employee of ModivCare, and that you have not retained and will not retain any copies of such items. Any and all proprietary information outlined above must be returned by your last day of employment with ModivCare.

6.Resignations. Effective as of the Transition Date, you hereby resign from all positions that you hold as an officer with ModivCare and its affiliates, including Parent; provided, however, that you will not resign your positions with Ingeus Investments Limited and Ingeus, LLC until the Separation Date. You agree to execute any additional documents necessary to effectuate such resignations.

7.Cooperation. You agree to cooperate, in a reasonable and appropriate manner, with ModivCare and its affiliates, including Parent, and their attorneys in connection with any litigation or other proceeding arising out of or relating to matters in which you were involved prior to the Separation Date. You agree that you (a) will not communicate with anyone (other than your attorneys and tax and/or financial advisors and except to the extent you determine in good faith is necessary in the performance of your duties hereunder) with respect to the facts or subject matter of any pending or potential litigation, or regulatory or administrative proceeding involving ModivCare or any of its affiliates, including Parent, other than any litigation or other proceeding in which you are a party-in-opposition, without giving prior notice to ModivCare, and (b) in the event that any other party attempts to obtain information or documents from you (other than in connection with any litigation or other proceeding in which you are a party-in-opposition) with respect to matters you believe in good faith are related to such litigation or other proceeding, you will promptly so notify Parent’s counsel.

8.Representation. You hereby acknowledge and agree that you are not aware of any issues or irregularities (including any fraud or other material misstatements) relating to ModivCare’s or any of its affiliates financial accounting or reporting.

9.Confidential. Without limiting anything to the contrary herein, except as required by law and as required to effectuate the terms hereunder, you agree not to disclose the terms hereof to any person or entity, other than your attorneys, accountants, financial advisors, or members of your immediate family. Provided, further, you may respond to any third party inquiries regarding your separation that it was on “amicable terms”, or words to that effect.

10.Controlling Law, etc. This letter agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Georgia, without giving effect to any principles of conflicts of law, whether of the State of Georgia or any other jurisdiction, and where applicable, the laws of the United States, that would result in the application of the laws of any other jurisdiction. You consent and agree that any claim arising out of or relating to this letter agreement shall be brought in a state or federal court of competent jurisdiction in Georgia. You consent to the personal jurisdiction of the state and/or federal courts located in Georgia. You waive (a) any objection to jurisdiction or venue, or (b) any defense claiming lack of jurisdiction or improper venue in any action brought in such courts.

11.Entire Agreement, etc. This letter agreement represents the entire agreement between the parties as to the subject matters herein, and supersedes and replaces any prior version of this agreement or any agreement between the parties concerning your separation from Parent, ModivCare and their affiliates. This letter agreement may not be amended except by a writing signed by both parties. This letter agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, administrators, beneficiaries, representatives, executors, successors and assigns. For the avoidance of doubt, you acknowledge and agree that the term of your employment agreement, dated August 18, 2018, expired on December 31, 2020 and that

ModivCare, Parent and their affiliates have no further obligations to you pursuant to such employment agreement.

12.Section 409A. This letter agreement and any payments hereunder are intended to be exempt from, or if not so exempt, to comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the guidance issued thereunder (“Section 409A”), and this letter agreement shall be interpreted, operated and administered accordingly. To the extent that any provision of this letter agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments hereunder are either exempt from or comply with Section 409A. Each payment made under this letter agreement shall be deemed to be a separate payment for purposes of Section 409A. Once this letter agreement is executed, delivered and not subject to revocation, then the following shall apply:

a.To the extent that any cash payment or continuing benefit to be provided hereunder is not “nonqualified deferred compensation” for purposes of Section 409A, then such payment or benefit shall commence upon the first scheduled payment date immediately following the effective date of this release of claims. The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the effective date of this release of claims under the terms of this letter agreement applied as though such payments commenced immediately upon the Separation Date, and any payments made thereafter shall continue as provided herein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following the Separation Date.

b.To the extent that any such cash payment to be provided is “nonqualified deferred compensation” for purposes of Section 409A, then such payments shall be made or commence upon the sixtieth (60th) day following the Separation Date. The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this letter agreement had such payments commenced immediately upon the Separation Date, and any payments made thereafter shall continue as provided herein.

13.Counterparts. This letter agreement may be executed in one or more counterparts (including via facsimile or other electronic transmission), each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

Sincerely,

/s/ Daniel Greenleaf
Daniel Greenleaf
President & Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Kevin Dotts

Kevin Dotts

Exhibit A
Supplemental Release

In consideration of the promises set forth in that certain letter agreement dated March 11, 2021 between myself and ModivCare Inc. (“Parent”) and ModivCare Solutions, LLC (“ModivCare”) and its affiliates (the “Letter Agreement”), and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I hereby fully and generally release, discharge and covenant not to sue or commence any legal action or arbitration against Parent, its current and former parents, subsidiaries (including ModivCare), divisions, limited partnerships, affiliated corporations, successors and assigns and their respective past and present directors, managers, officers, stockholders, partners, agents, employees, insurers, attorneys, and servants each in his, her or its capacity as such, and each of them, separately and collectively (collectively, “Releasees”), from any and all existing claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities, known or unknown, suspected or unsuspected, whether or not mature or ripe, that I ever had and now have against any Releasee, including, but not limited to, claims and causes of action arising out of or in any way related to my employment with or separation from ModivCare and its affiliates to any services performed for ModivCare or any of its affiliates, including Parent, to any status, term or condition in such employment, or to any physical or mental harm or distress from such employment or non-employment or claim to any hire, rehire or future employment of any kind by ModivCare or any of its affiliates, including Parent, all to the extent allowed by applicable law. This release of claims includes, but is not limited to, claims based on express or implied contract, compensation plans, covenants of good faith and fair dealing, wrongful discharge, claims for discrimination, harassment and retaliation, violation of public policy, tort or common law, whistleblower or retaliation claims; and claims for additional compensation or damages or attorneys’ fees or claims under federal, state, and local laws, regulations and ordinances, including but not limited to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Georgia Fair Employment Practices Act, Georgia Equal Pay Act, the Worker Adjustment and Retraining Notification Act (“WARN”), or equivalent state WARN act, the Employee Retirement Income Security Act (“ERISA”), and the Sarbanes-Oxley Act of 2002. You understand that this release of claims includes a release of all known and unknown claims through the date hereof (the “Release Date”).

I further agree, promise and covenant that, to the maximum extent permitted by law, neither I, nor any person, organization or other entity acting on my behalf has filed or will file, charge, claim, sue, or cause or permit to be filed, charged or claimed, any action for damages or other relief (including injunctive, declaratory, monetary or other relief) against any of the Releasees involving any matter occurring in the past, or involving or based upon any claims, demands, causes of action, obligations, damages or liabilities, in each case, which are involving any matter occurring in the past, or involving or based upon any claims, demands, causes of action, obligations, damages or liabilities, in each case, which are subject to this release of claims. I represent that I am not aware of any fraud, wrongdoing or failure to comply with any applicable regulations or laws by ModivCare or any of its affiliates, including Parent, and I have not been retaliated against for reporting any allegations of fraud, wrongdoing or compliance failure. All

Releasees shall be deemed to be third party beneficiaries of this agreement to the same extent as if they were signatories hereto.

Except as provided in the Letter Agreement and for any unpaid salary that I have earned through the date hereof, I hereby represent that I have been paid all compensation owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, pursuant to the federal Family and Medical Leave Act, any applicable ModivCare or Parent policy or applicable law, and I have not suffered any on-the-job injury or illness for which you have not already filed a workers’ compensation claim.

Notwithstanding the foregoing, this release of claims will not prohibit me from filing a charge of discrimination with the National Labor Relations Board, the Equal Employment Opportunity Commission (“EEOC”) or an equivalent state civil rights agency, but I agree and understand that I am waiving my right to monetary compensation thereby if any such agency elects to pursue a claim on my behalf. Further, nothing in this release of claims shall be construed to waive any right that is not subject to waiver by private agreement under federal, state or local employment or other laws, such as claims for workers’ compensation or unemployment benefits or any claims that may arise after the Release Date. In addition, nothing in this release of claims will be construed to affect any of the following claims, all rights in respect of which are reserved and not released:
a.The payments and benefits payable under Section 1 and Section 3 of the Letter Agreement;
b.Reimbursement of unreimbursed business expenses properly incurred prior to the Separation Date in accordance with the policies of ModivCare;
c.Vested benefits under the general ModivCare employee benefit plans (other than severance pay or termination benefits, all rights to which are hereby waived and released);
d.Vested awards outstanding pursuant to the Company’s 2006 Long Term Incentive Plan;
e.Any claim for unemployment compensation or workers’ compensation administered by a state government to which I am presently or may become entitled; and
f.Indemnification as a former officer of ModivCare or Parent or inclusion as a beneficiary of any insurance policy related to your service in such capacity.

By executing this letter agreement, I hereby agree that I have had a reasonable period of time to review and consider the terms of this agreement. I acknowledge that I have been given the opportunity to consult with legal counsel, and I am signing this release of claims knowingly, voluntarily and with full understanding of its terms and effects, and you voluntarily accept the payments and benefits provided for in Section 1 and Section 3 of the Letter Agreement for the purpose of making full and final settlement of all claims referred to herein. I acknowledge that I would not be entitled to the separation benefits provided for in the Letter Agreement in the absence of signing and not revoking this release of claims, that the separation benefits constitute a substantial economic benefit to me, and that they constitute good and valuable consideration for the various commitments undertaken by me in this release of claims.

In addition, in consideration for the payments and benefits provided for in the Letter Agreement, I hereby forever give up, waive, discharge and release the Releasees from any and all claims pursuant to the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and the rules and regulations promulgated thereunder (the “ADEA”). In connection with this specific waiver of claims, I agree and acknowledge that I have had at least twenty-one (21) days to consider this ADEA release and if I sign this release of claims earlier, I do so voluntarily, freely and without reservation. I further agree and acknowledge that I have seven (7) days after I sign this release of claims to revoke my agreement to this release of claims, in which case the Letter Agreement shall be null and void and I will not be entitled to any further payments or benefits under the Letter Agreement. In order to revoke my release of claims under this paragraph, I acknowledge that I must do so in writing delivered to ModivCare on or before 5:00 p.m. ET of the seventh (7th) day after the execution of this release of claims. I acknowledge that if my agreement to this release of claims is not properly revoked within the seven (7)-day period, it shall become fully enforceable on the eighth (8th) day after I sign this release of claims, without any affirmative act by either party. This ADEA waiver does not waive rights or claims that may arise after the date this release of claims is executed.
Notwithstanding the foregoing, I acknowledge that nothing in this release of claims: (i) prohibits me from providing truthful testimony or accurate information in connection with any investigation being conducted into the business or operations of ModivCare and its affiliates, including Parent, by any government agency or other regulator that is responsible for enforcing a law on behalf of the government or otherwise providing information to the appropriate government regulatory agency or body regarding conduct or action undertaken or omitted to be taken by any of them that you reasonably believe is illegal or in material non-compliance with any financial disclosure or other regulatory requirement applicable to them; (ii) requires me to obtain the approval of, or give prior notice to, ModivCare or any of its affiliates, or any of their employees or representatives to take any action permitted under the preceding clause; or (iii)  prevents me from receiving any whistleblower award. I acknowledge that nothing in this release of claims is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). 18 U.S.C. § 1833(b) provides that “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Accordingly, the parties to this release of claims have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating suspected violation of law.

The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

ACCEPTED AND AGREED:

Kevin Dotts

Date: _______________________________